SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name:  Conseco Variable Insurance Company Separate Account L

Address of Principal Business Office (No. & Street, City, State, Zip):

       Conseco Variable Insurance Company
       11825 Pennsylvania Street
       Carmel, Indiana 46032-4572

Telephone Number (including area code):

       (317) 817-3700

Name and address of agent for service of process:

       Michael A. Colliflower, Esq.
       Conseco Variable Insurance Company
       11815 N. Pennsylvania Street
       Carmel, Indiana 46032-4572

Check Appropriate Box

     Registrant is filing a Registration Statement pursuant to Section 8(a) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A. YES [X] NO [ ]

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SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Carmel and state of Indiana on the ninth day of January 2001.

[SEAL]                                   Conseco Variable Insurance Company
                                         ----------------------------------
                                                 Name of Registrant

                                         By: /s/ Thomas J. Kilian
                                             --------------------
                                         (Name of director, trustee, or office
                                          signing on behalf of Registrant)


Attest: /s/ Karl W. Kindig
        -------------------
              (Name)
        Assistant Secretary
        -------------------
               (Title)